PROSPECTUS SUPPLEMENT NO. 1, DATED AUGUST 14, 1998,            Pursuant to
TO PROSPECTUS DATED JUNE 30, 1998                             Rule 424(b)(3)
                                                              Reg. No. 333-50563

                        4,403,134 Shares of Common Stock

                               DIGITEC 2000, INC.

      The following beneficial owners of shares of common stock, $0.001 par value per share ("Common Stock"), of Digitec 2000, Inc. (the "Company") have requested the Company to file a supplement to the Company's Prospectus, dated June 30, 1998 (the "Prospectus"), which relates to the sale of up to 4,403,134 shares (the "Offered Shares") of Common Stock, identifying them as Selling Stockholders, as defined in the Prospectus. All shares offered by the Selling Stockholders named in this Supplement No. 1 were acquired upon exercise of the warrants, dated April 23, 1996, issued by the Company to purchase Common Stock $1.50 per share, all of which warrants issued by the Company provide for the purchase of an aggregate of 2,337,498 shares of Common Stock (the "Warrant Shares"). The information concerning such Selling Stockholders has been provided by such Selling Stockholders.

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                                                                               % of                 % of
                                             No. of                        Outstanding           (i) Offered           Amount
                                            Offered      No. of Offered       Common            Shares and (ii)        Owned
                Selling                      Shares       Shares That      Stock Before         Warrant Shares         After
              Stockholders                   Owned        May Be Sold          Sale               Before Sale          Sale
-------------------------------------------------------------------------------------------------------------------------------
Teal Fund
Attention: Mr. Jonathan Humphreys
2455 Benrett Valley Road, Suite 100C
Santa Rosa, CA 95404                            100,000          100,000      1.468       (i)  2.271   (ii)  4.278         0
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Mary Losty*                                      20,000           20,000      0.294       (i)  0.454   (ii)  0.856         0
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Mustang Partners L.P.
c/o J.O. Patterson & Co.
3343 Peachtree, 1450 East Tower
Atlanta, GA 30326                               200,000          200,000      2.935       (i)  4.542   (ii)  8.556         0
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Losty Capital Management
c/o Duggan & Associates
933 Cliff Drive # 20
Santa Barbara, CA 93109                         155,000          155,000      2.275       (i)  3.520   (ii)  6.631         0
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Amir L. Ecker*                                   62,500           62,500      0.917       (i)  1.419   (ii)  2.674         0
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Maria T. Ecker*                                  12,500           12,500      0.183       (i)  0.284   (ii)  0.535         0
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The Ecker Family Partnership*                    15,000           15,000      0.220       (i)  0.341   (ii)  0.642         0
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Profutures Special Equities Fund, L.P.
Attention: Mr. John Gray
1310 Highway 620 South, Suite 200
Austin, TX 78734                                350,000          350,000      5.136       (i)  7.949   (ii) 14.973         0
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Penelope S. Hansen*                              15,000           15,000      0.220       (i)  0.341   (ii)  0.642         0
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Thomas N. and Sandra C. Hansen
JTTEN*                                           20,000           20,000      0.294       (i)  0.454   (ii)  0.856         0
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Richard A. Hansen*                               50,000           50,000      0.734       (i)  1.136   (ii)  2.139         0
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Donaldson Lufkin Jenrette Securities
Corporation as Custodian for IRA
FBO Richard A. Hansen*                           30,000           30,000      0.440       (i)  0.681   (ii)  1.283         0
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Peter S. Rawlings*                               50,000           50,000      0.734       (i)  1.136   (ii)  2.139         0
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Perry N. Snavely, Jr.
242 West Valley Road
Strafford, PA 19087                             100,000          100,000      1.468       (i)  2.271   (ii)  4.278         0
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James Meara
Meara and Company
8150 N. Central Expressway
Suite 795, Dallas, TX 75206                      25,000           25,000      0.367       (i)  0.568   (ii)  1.070         0
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Mary E. Bowler*                                   3,332            3,332      0.049       (i)  0.076   (ii)  0.143         0
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Peter Lynch**                                    25,000           25,000      0.367       (i)  0.568   (ii)  1.070         0
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Alvin Siegel**                                   30,000           30,000      0.440       (i)  0.681   (ii)  1.283         0
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Ilene Mirman**                                   35,000           35,000      0.514       (i)  0.795   (ii)  1.497         0
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Marc & Joyce Siegel**                            35,000           35,000      0.514       (i)  0.795   (ii)  1.497         0
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Joseph Cohen**                                   25,000           25,000      0.367       (i)  0.568   (ii)  1.070         0
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Brian P. Friedman
230 Park Avenue, Suite 1300
New York, NY 10189                                2,500            2,500      0.037       (i)  0.057   (ii)  0.107         0
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Barry Fischer
90 Old Orchard Road
Rye Brook, NY 10573                               2,500            2,500      0.037       (i)  0.057   (ii)  0.107         0
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Joseph J. Cramer
301 Silver Creek Lane
Norwalk, CT 06850                                 1,500            1,500      0.022       (i)  0.034   (ii)  0.064         0
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Keith A. McGowan#
6 Altamore Street
Melville, NY 11747                               8,750+            8,750      0.128       (i)  0.199   (ii)  0.374         0+
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Maria Karalis##
61 - 169th Street, Middle Village
New York, NY 11739                                7,500            7,500      0.100       (i)  0.170   (ii)  0.321         0
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James Wong
3 By Road
Darien, CT 06820                                 18,942           18,942       .278             .430          .810         0
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    Total                                     1,400,024        1,400,024     20.538       (i) 31.797   (ii) 59.895         0
                                              =========        =========     ======           ======        ======         =
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

* c/o Pennsylvania Merchant Group, Four Falls Corporate Center, West Conshohocken, PA 19428-2961
**    20 Exchange Place, New York, NY 1005
# Mr. McGowan served as Vice President of Finance of the Company from July 1, 1997 to March 31, 1998.
## Ms. Karalis served as Controller of the Company from November 17, 1997 to April 24, 1998.
+ Excludes options to purchase 44,444 shares of Common Stock at $13.00 per share.

      Additional Selling Stockholders or other information concerning the Selling Stockholders listed above may be set forth in subsequent Prospectus Supplements from time to time. As a result of such additional Prospectus Supplements, the total amount of shares of Common Stock offered for the accounts of Selling Stockholders may increase further, up to a maximum amount of 4,403,134 shares of Common Stock.